Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-234614 and 333-234614-01

November 12, 2019

This free writing prospectus relates to a press release issued by Brookfield Renewable Partners L.P. (“Brookfield Renewable,” the “partnership,” “we,” “us,” or “our”) on November 11, 2019 that referenced the proposed special distribution (the “special distribution”) of class A shares of Brookfield Renewable Corporation (“BEPC”), which is described in the Registration Statement on Form F-1 (File Nos. 333-234614 and 333-234614-01) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on November 8, 2019. Excerpts of the press release are reproduced below.

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. . . .“We are also pleased to announce our intention to create a Canadian corporation with publicly-traded shares that we expect will be economically-equivalent to the units of the partnership. This should position us well to continue attracting new investors to our globally-diversified renewable power portfolio.”

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Unit Split and Creation of an Exchange Corporation

Today we announced our intention to create a Canadian corporation in order to provide investors with greater flexibility in how they invest in Brookfield Renewable’s globally diversified, multi-technology renewable power portfolio. This entity will be publicly listed on the same exchanges as the current partnership (“BEP”), giving investors the optionality to invest in Brookfield Renewable through either a partnership or Canadian corporation and could therefore lead to increased demand and enhanced liquidity for Brookfield Renewable.

Brookfield Renewable intends to distribute to existing unitholders, on a tax-free basis to the majority of unitholders, class A shares of the new corporation, Brookfield Renewable Corporation (“BEPC”). From an economic and accounting perspective, the transaction will be analogous to a unit split as it will not result in any underlying change to aggregate cash flows or net asset value except for the adjustment for the number of units/shares outstanding.

The class A shares will be structured with the intention of providing an economic return equivalent to BEP units, including identical distributions, and will be exchangeable, at the shareholder’s option, for one BEP unit. The class A shares are also intended to provide investors with the ability to have economic exposure to BEP through a more traditional corporate structure.

Current unitholders are expected to receive one BEPC class A share for every four BEP units held (i.e. 0.25 BEPC class A shares for each unit held of BEP) in the form of a special distribution.

The benefits of the creation of BEPC will be:

•	Potential increased demand from retail investors;

•	Potential increased demand from certain institutional investors who are currently unable, or prefer not to, own partnership units;

•	The ability to qualify for further index or ETF inclusion, which is not available today.

Following completion of the special distribution, the aggregate quarterly distributions and dividends from Brookfield Renewable and BEPC will correspond to the quarterly distributions made on Brookfield Renewable units as if the special distribution did not take place.

Holders of Brookfield Renewable’s preferred limited partnership units will not receive the class A shares.

The majority of the BEPC class A shares will be held by the holders of Brookfield Renewable’s units immediately after the effective split. Brookfield Renewable will own all of the BEPC class B and C shares. The class A and class B shares will control 25% and 75%, respectively, of the aggregate voting rights of the shares of BEPC. Brookfield Asset Management, as a unitholder of Brookfield Renewable, is expected to hold approximately 60% of the BEPC class A shares, which is equivalent to its effective ownership of Brookfield Renewable units. BEPC intends to apply to list its class A shares in the United States on the NYSE and in Canada on the TSX. Subject to the receipt of normal course regulatory approvals, Brookfield Renewable anticipates completing the special distribution in the first half of 2020.

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A registration statement (including a prospectus) has been filed with the SEC for the special distribution. You should read the prospectus in that registration statement and other documents that Brookfield Renewable and BEPC have filed with the SEC for more complete information about the special distribution. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus can be sent to you at no cost if you request it by contacting enquiries@brookfieldrenewable.com.

Cautionary Statement Regarding Forward-looking Statements

This filing contains “forward-looking information” within the meaning of Canadian provincial securities laws and “forward-looking statements” within the meaning of applicable U.S. and Canadian securities law. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, and include statements regarding our and our subsidiaries’ operations, business, financial condition, expected financial results, performance, growth prospects and distribution profile, expected liquidity, priorities, targets, ongoing objectives, strategies, dividends and distributions and outlook, and include, but are not limited to, statements regarding the special distribution of BEPC’s class A shares, BEPC’s eligibility for index inclusion, BEPC’s ability to attract new investors as well as the future performance and prospects of BEPC and Brookfield Renewable following the distribution of BEPC’s class A shares, the expected tax treatment of the BEPC structure and tax profile of future dividends and distributions made to holders of BEP units and BEPC shares, the expected proceeds from opportunistically recycling capital, as well as the benefits from acquisitions and Brookfield Renewable’s global scale and resource diversity. In some cases, forward-looking statements can be identified by terms such as “expects,” “plans,” “estimates,” “seeks,” “targets,” “projects,” “grow” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our and our subsidiaries’ actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to, the following: changes to hydrology at our hydroelectric facilities, to wind conditions at our wind energy facilities, to irradiance at our solar facilities or to weather generally as a result of climate change or otherwise at any of our facilities; volatility in supply and demand in the energy markets; our inability to re-negotiate or replace expiring power purchase agreements on similar terms; increases in water rental costs (or similar fees) or changes to the regulation of water supply; advances in technology that impair or eliminate the competitive advantage of our projects; an increase in the amount of uncontracted generation in our portfolio; industry risks relating to the power markets in which we operate; the termination of, or a change to, the MRE hydrological balancing pool in Brazil; increased regulation of our operations; concessions and licenses expiring and not being renewed or replaced on similar terms; increases in the cost of operating our plants; our failure to comply with conditions in, or our inability to maintain, governmental permits; equipment failures, including relating to wind turbines and solar panels; dam failures and the costs and potential liabilities associated with such failures; force majeure events; uninsurable losses and higher insurance premiums; adverse changes in currency exchange rates and our inability to effectively manage foreign currency exposure; availability and access to interconnection facilities and transmission systems; health, safety, security and environmental risks; disputes, governmental and regulatory investigations and litigation;

counterparties to our contracts not fulfilling their obligations; the time and expense of enforcing contracts against nonperforming counter-parties and the uncertainty of success; our operations being affected by local communities; fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems; our reliance on computerized business systems, which could expose us to cyber-attacks; newly developed technologies in which we invest not performing as anticipated; labor disruptions and economically unfavorable collective bargaining agreements; our inability to finance our operations due to the status of the capital markets; operating and financial restrictions imposed on us by our loan, debt and security agreements; changes to our credit ratings; our inability to identify sufficient investment opportunities and complete transactions; the growth of our portfolio and our inability to realize the expected benefits of our transactions or acquisitions; our inability to develop greenfield projects or find new sites suitable for the development of greenfield projects; delays, cost overruns and other problems associated with the construction and operation of generating facilities and risks associated with the arrangements we enter into with communities and joint venture partners; Brookfield Asset Management Inc.’s election not to source acquisition opportunities for us and our lack of access to all renewable power acquisitions that Brookfield Asset Management Inc. identifies; we do not have control over all our operations or investments; political instability, changes in government policy, or unfamiliar cultural factors could adversely impact the value of our investments; foreign laws or regulation to which we become subject as a result of future acquisitions in new markets; changes to government policies that provide incentives for renewable energy; a decline in the value of our investments in securities, including publicly traded securities of other companies; we are not subject to the same disclosure requirements as a U.S. domestic issuer; the separation of economic interest from control within our organizational structure; the incurrence of debt at multiple levels within our organizational structure; being deemed an “investment company” under the U.S. Investment Company Act of 1940; the effectiveness of our internal controls over financial reporting; our dependence on Brookfield Asset Management and Brookfield Asset Management’s significant influence over us; the departure of some or all of Brookfield Asset Management’s key professionals; changes in how Brookfield Asset Management elects to hold its ownership interests in Brookfield Renewable; and Brookfield Asset Management acting in a way that is not in the best interests of Brookfield Renewable or our unitholders.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this filing and should not be relied upon as representing our views as of any subsequent date. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law. For further information on these known and unknown risks, please see “Risk Factors” included in our Form 20-F for the year ended December 31, 2018, and the prospectus qualifying the special distribution of BEPC shares. The creation of BEPC is subject to stock exchange and regulatory approvals that have not yet been received and there can be no assurances that the stock exchanges on which BEPC intends to apply to list its shares will approve the listing of BEPC’s shares or that BEPC will be included in any indices. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

No securities regulatory authority has either approved or disapproved of the contents of this filing. This filing is for information purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.